Exhibit 10.2

Deposit Share Program Award of Opportunity of Ball Corporation
Pursuant to Ball Corporation’s 2010 Stock and Cash Incentive Plan

Ball Corporation (the “Corporation”) has awarded you the opportunity to receive Restricted Stock Units of Ball Corporation Common Stock under its Deposit Share Program (the “Program”) as a match for newly acquired shares purchased by you in the open market or retained by you through the exercise of stock options, or stock units acquired through the deferral of economic value added incentive compensation. The Ball Common Stock that you acquire will be designated “Newly Acquired Shares”.  The Corporation will match each Newly Acquired Share with one Restricted Stock Unit.  The Restricted Stock Units granted will be pursuant to the 2010 Stock and Cash Incentive Plan (the “Plan”). The details of the Deposit Share Award and the matching Restricted Stock Units are as follows:

Participant:
Award Date:	April 28, 2010
Number of Deposit Share Program Restricted Stock Units:
Acquisition Period	May 1, 2010 to May 31, 2011 This is the time period during which you must acquire the Newly Acquired Shares in order to receive matching Restricted Stock Units.
Restricted Stock Units Grant Date
The date of grant of the matching Restricted Stock Units is dependent on your acquisition of the Newly Acquired Shares.

To receive the matching grant you must submit a Request for Grant under the Deposit Share Program form by the 5th day of a month during the acquisition period along with the proof of purchase of the Newly Acquired Shares. The Corporation will match the Newly Acquired Shares with Restricted Stock Units on the 15th day of that month.

Minimum Number for Matching Newly Acquired Shares:
The minimum number of Newly Acquired Shares pursuant to market purchase or stock option exercise that will be matched with Restricted Stock Units at one time is the lesser of 500 or the amount required to complete the award.  There is no minimum number of New Acquired Shares pursuant to deferral of economic valued added incentive compensation that will be matched at one time.

Restricted Stock Units Lapse Schedule:
Restrictions on the Restricted Stock Units will cliff lapse after four years from the Restricted Stock Unit grant date.

The lapsing of restrictions may be accelerated by meeting your stock ownership guideline.  If you meet your guideline, the lapse schedule will be as follows:

• 30% of the restrictions will lapse in the 2nd year on either March 15, June 15, September 15 or December 15, the quarter immediately following the anniversary of the Restricted Stock Unit grant date

• 30% of the restrictions will lapse in the 3rd year on either March 15, June 15, September 15 or December 15, the quarter immediately following the anniversary of the Restricted Stock Unit grant date.

• 40% of the restrictions will lapse in the 4th year on either March 15, June 15, September 15 or December 15, the quarter immediately following the anniversary of the Restricted Stock Unit grant date.

Newly Acquired Shares Holding Requirement:
You are required to hold your Newly Acquired Shares until restrictions on the Restricted Stock Units lapse.  In the event you sell, transfer, or diversify your Newly Acquired Shares prior to the lapse of restrictions, an equal number of Restricted Stock Units will be forfeited.

Effect of Termination of Employment on matching Restricted Stock Units:
• Resignation/Termination (age 54 and below):	Upon termination for any reason other than retirement, death or disability, the outstanding Restricted Stock Units will be forfeited.
• Early Retirement (age 55 to 64):
Upon retirement, the outstanding Restricted Stock Units will be prorated based on the calculation defined under the Deposit Share Program and the restrictions will immediately lapse.  One share of Ball Corporation Common Stock for each unit underlying this Award will be issued to you as soon as practicable following the lapse.

• Retirement (age 65 or above):
Upon retirement, the restrictions on the outstanding Restricted Stock Units will immediately lapse and one share of Ball Corporation Common Stock  for each unit underlying this Award will be issued to you as soon as practicable following the lapse

• Death:
In the event of your death, the restrictions on the outstanding Restricted Stock Units will immediately lapse and one share of Ball Corporation Common Stock for each unit underlying this Award will be issued to the person or person defined as your beneficiary(ies) no later than March 15 of the year following the year of your death.

• Disability:
In the event of your disability, as defined in the Corporation’s long term disability plan in effect at the time, the restrictions on the outstanding Restricted Stock Units will immediately lapse and one share of Ball Corporation Common Stock for each unit underlying this Award will be issued to you within 90 days following such disability, but in no event later than March 15 of the year following the year of your disability.

Nontransferability:
Your Restricted Stock Units may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by beneficiary designation, will or by laws of descent or distribution.

Rights as a Shareholder:
Regarding your outstanding Restricted Stock Units, you shall not have the rights equivalent to those of a shareholder. You will receive quarterly an amount equal to the quarterly dividends; however, you will not be able to vote the units at the annual meeting of shareholders.

Withholding Tax Requirements:
Upon each lapse of restrictions, you will be notified either in written or electronic form of your withholding tax obligation associated with the lapse. You are required to remit payment of the taxes to the Corporation. Acceptable methods of payment of the tax obligation are:

• Check, wire transfer, or other acceptable negotiable instrument payable to Ball Corporation.

• Stock Unit retention by which the Corporation retains the number of units having a fair market value based on the closing price on the date restrictions lapse that equates to the amount of the tax obligation. Any fraction of a unit will be applied to the tax payment.

• Deliver to the Corporation the number of Ball Common Stock having a fair market value based on the closing price on the date restrictions lapse equal to the amount of the tax obligation.

Deferral Opportunity:
The award may be deferred into the Ball Corporation 2005 Deferred Compensation Company Stock Plan, or its successor, at the time of each scheduled lapse. The election to defer any scheduled lapse must be completed by a date specified by the Corporation that must be within 30 days of the Restricted Stock Units grant date.

Recoupment of Awards:
If the Board or an appropriate Committee of the Board determines that any fraud or intentional misconduct by one or more Officers or other executives of the Corporation, or an Affiliate, at a level of Vice President or above caused the Corporation, directly or indirectly, to restate its financial statements and the Officer or such executive has received more compensation than would have been paid absent the fraud or intentional misconduct, the Board or Committee, in its discretion, shall take such action as it deems necessary or appropriate to remedy the fraud or intentional misconduct and prevent its recurrence. Such action may include, to the extent permitted by applicable law, in appropriate cases, requiring partial or full reimbursement of any incentive compensation paid to the Officer or such executive or causing the partial or full cancellation of any outstanding Awards previously granted to such Officer or such executive in the amount by which the value of such compensation exceeds or exceeded any lower value that would have resulted based on the restated financial results.

The Program, Plan and Prospectus set forth all terms and conditions which control the Restricted Stock Units granted as a match for the Newly Acquired Shares. To the extent any provision of this Notification conflicts with the express terms of the Program and/or Plan, it is hereby stated that the terms of the Program and Plan shall control and, if necessary, the provisions of this Notification shall be deemed amended so as to carry out the purpose and intent of the Program and Plan.